EXHIBIT 28

                       AMERICAN WOODMARK CORPORATION
                          1996 STOCK OPTION PLAN

     AMERICAN WOODMARK CORPORATION (the "Company") hereby adopts this American Woodmark Corporation 1996 Stock Option Plan.

 1. PURPOSE

       The purpose of the American Woodmark Corporation 1996 Stock Option Plan (the "Plan") is to further the long term stability and financial success of the Company by attracting and retaining key management employees and employees of the Company and its Subsidiaries who can contribute to the financial success of those corporations through the use of stock incentives. It is believed that ownership of Company Stock will further the identification of those individuals' interests with those of the Company's shareholders and stimulate the efforts of those employees upon whose judgment, interest and efforts the Company and its Subsidiaries is and will be largely dependent for the successful conduct of their business.

       The Plan has been adopted by the Board of Directors of the Company subject to approval by the Company's shareholders.

 2. DEFINITIONS

       As used in the Plan, the following terms have the meanings indicated:

   (a) "Act" means the Securities Exchange Act of 1934, as amended.

   (b) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any exercise of an Option.



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   (c)  "Award" means the award of a nonstatutory Option.

   (d) "Beneficiary" means the person or persons entitled to receive a benefit pursuant to an Option upon the death of a Participant.

   (e)  "Board" means the Board of Directors of the Company.

   (f)  "Change of Control" means:

     (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Act.

     (ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

     (iii) A liquidation of the Company.

   (g) "Code" means the Internal Revenue Code of 1986, as amended.

   (h) "Committee" means the committee appointed to administer the Plan as provided in Section 13.

   (i)  "Company" means American Woodmark Corporation.

   (j) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 12), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.



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   (k)  "Corporate Change" means a consolidation, merger,
        dissolution or liquidation of the Company or a Subsidiary, or a sale or distribution of assets or stock (other than in the ordinary course of business) of the Company or a Subsidiary; provided that, unless the Committee determines otherwise, a Corporate Change shall only be considered to have occurred with respect to Participants whose business unit is affected by the Corporate Change.

   (l) "Date of Grant" means the date as of which an Option is made by the Committee.

   (m) "Disability" or "Disabled" means the inability to perform the job for which a Participant was employed because of a physical or mental condition. The Committee shall determine whether a Disability exists and such determination shall be conclusive.

   (n) "Fair Market Value" means (i) if the Company Stock is traded on an exchange, the mean of the highest and lowest registered sales prices of the Company Stock on that date on the exchange on which the Company Stock generally has the greatest trading volume, or (ii) if the Company Stock is traded in the over-the-counter market, the mean between the high and low prices on that date as reported on the NASDAQ National Markets Transactions Tape. Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there if are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock is traded.

   (o) "Insider" means a person subject to Section 16(b) of the Act.

   (p) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422, or that is otherwise not intended to be an Incentive Stock Option and is so designated.

   (q) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

   (r) "Parent" means, with respect to any corporation, a parent of that corporation within the meaning of Code section
        424(e).

   (s) "Participant" means any employee who receives an Option under the Plan.



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   (t)  "Replacement Feature" means a feature of an Option, as described in the Participant's stock option agreement, that provides for the automatic grant of a Replacement Option in accordance with the provisions of Section 7(b).

   (u) "Replacement Option" means an Option granted to a Participant equal to the number of shares of already owned Company Stock that are delivered by the Participant to exercise an Option, as described in Section 7(b).

   (v) "Rule 16b-3" means Rule 16b-3 of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

   (w) "Subsidiary" means an entity of which the Company owns 50% or more of the total combined voting power of all classes of stock.

 3. GENERAL

       Only Nonstatutory Stock Options may be granted under the Plan.

 4. STOCK

       Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 750,000 shares of Company Stock, which shall be authorized, but unissued, shares. Shares allocable to Options granted under the Company s 1986 Stock Option Plan or under this Plan that expire or otherwise terminate unexercised may again be subjected to an Option under this Plan. For purposes of determining the number of shares that are available for Options under the Plan, such number shall, if permissible under Rule 16b-3, include the number of shares surrendered by a Participant or retained by the Company (a) in connection with the exercise of an option or (b) in payment of Applicable Withholding Taxes.



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 5. ELIGIBILITY

   (a) Any employee of the Company or a Subsidiary who, in the judgment of the Committee, has contributed or can be expected to contribute to the profits or growth of the Company and directors of the Company who are employees and are not members of the Committee are eligible to receive Options under the Plan. The Committee shall have the power and complete discretion, as provided in Section 13, to select eligible employees to receive Options and to determine for each employee the terms and conditions applicable to the Option and the number of shares to be allocated as part of the Option. The Committee is expressly authorized to award an Option to a Participant conditioned upon the surrender for cancellation of an existing Option.

   (b) The grant of an Option shall not obligate the Company or any Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

 6. STOCK OPTIONS

   (a)  Whenever the Committee deems it appropriate to grant
        Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement between the Company and the Participant.

   (b) The Committee shall establish the exercise price of Options. The exercise price of an Option shall be not less than 100% of the Fair Market Value of the shares of Company Stock covered by the Option on the Date of Grant.

   (c) An employee may not receive awards of Options under the Plan with respect to more than 100,000 shares of Company Stock during any calendar year.

   (d) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change of Control or Corporate Change as the Committee deems appropriate.



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   (e)  The Committee shall establish the term of each Option in the Participant's stock option agreement. The term of the Option shall not be longer than ten years from the Date of Grant. No Option may be exercised after the expiration of its term or, except as set forth in the Participant's stock option agreement, after the termination of the Participant's employment. The Committee shall set forth in the Participant's stock option agreement when, and under what circumstances, an Option may be exercised after termination of the Participant's employment or period of service.

   (f) If a Participant dies and if the Participant's stock option agreement provides that part or all of the Option may be exercised after the Participant's death, then such portion may be exercised by the personal representative of the Participant's estate during the time period specified in the stock option agreement.

   (g) The Committee may, in its discretion, grant Options containing a Replacement Feature as described in Section 7(b) and may amend previously granted Nonstatutory Stock Options to provide such a Replacement Feature.

 7. METHOD OF EXERCISE OF OPTIONS

   (a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of an Option so permit, the Participant may (i) deliver Company Stock that the Participant has owned for at least six months (valued at Fair
        Market Value on the date of exercise), or cause shares of Company Stock (valued at their Fair Market Value on the date of exercise) to be withheld in satisfaction of all or any part of the exercise price, (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the Committee, Applicable Withholding Taxes, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price, together with such collateral and subject to such terms as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be equal to the minimum interest rate required at the time to avoid imputed interest to the Participant under the Code.



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   (b)  If a Participant exercises an Option that has a
        Replacement Feature by delivering already owned shares of Company Stock, the Participant shall automatically be granted a Replacement Option. The Replacement Option shall be subject to the following provisions:

        (i) The Replacement Option shall cover the number of shares of Company Stock delivered by the Participant to exercise the Option;

        (ii)  The Replacement Option will not have a Replacement
              Feature;

        (iii) The exercise price of shares of Company Stock covered by a Replacement Option shall be not less than 100% of the Fair Market Value of such shares on the date the Participant delivers shares of Company Stock to exercise the Option; and

        (iv) The Replacement Option shall be subject to the same restrictions on exercisability as those imposed on the underlying Option and such other restrictions as the Committee deems appropriate.

   (c) Notwithstanding anything herein to the contrary, Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

 8. APPLICABLE WITHHOLDING TAXES

       Each Participant shall agree, as a condition of receiving an Option, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Option. Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting the Participant to elect (a) deliver shares of already owned Company Stock or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee and, in the case of an Insider, in accordance with Rule 16b-3.



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 9. NONTRANSFERABILITY OF OPTIONS

   (a) In general Options, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant's lifetime, only by the Participant or by his guardian or legal representative.

   (b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant Options that permit, or amend to permit, a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members or to a partnership whose only partners are immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate. Except to the extent otherwise permitted by Rule 16b-3, Options that are intended to be exempt from Section 16(b) of the Act pursuant to Rule 16b-3 may not be transferable except by will or by the laws of descent and distribution.

10. EFFECTIVE DATE OF THE PLAN

       This Plan shall be effective May 14, 1996 subject to approval by the Company's shareholders. Until the Plan has been approved by the Company s shareholders and all applicable federal and state securities laws have been complied with and the shares of Company Stock have been listed on the stock exchange or exchanges where traded, no Options shall be exercisable and no Option shall be made that would result in the issuance of shares of Company Stock.



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11. TERMINATION, MODIFICATION, CHANGE

       If not sooner terminated by the Board, this Plan shall terminate at the close of business of May 13, 2006. No Options shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that, if and to the extent required by Rule 16b-3, no change shall be made that materially increases the total number of shares of Company Stock reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 12), materially expands the class of persons eligible to receive Options, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Options as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Option previously granted to him.

12. CHANGE IN CAPITIAL STRUCTURE

   (a) In the event of a stock dividend, stock split or combination of shares, spin-off, reclassification, recapitalization merger or other change in the Company's capital stock
        (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the Plan (under outstanding Options and Options to be granted in the future), the exercise price of Options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.



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   (b)  In the event the Company distributes to its
        shareholders a dividend, or sells or causes to be sold to a person other than the Company or a Subsidiary shares of stock in any corporation (a "Spinoff Company") which, immediately before the distribution or sale, was a majority owned Subsidiary of the Company, the Committee shall have the power, in its sole discretion, to make such adjustments as the Committee deems appropriate. The Committee may make adjustments in the number and kind of shares or other securities to be issued under the Plan (under outstanding Options and Options to be granted in the future), the exercise price of Options, and other relevant provisions, and, without limiting the foregoing, may substitute securities of a Spinoff Company for securities of the Company. The Committee shall make such adjustments as it determines to be appropriate, considering the economic effect of the distribution or sale on the interests of the Company's shareholders and the Participants in the businesses operated by the Spinoff Company. The Committee's determination shall be binding on all persons.
        If the adjustment would produce fractional shares with respect to any Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

   (c)  If a Change of Control or Corporate Change occurs, the
        Committee may take such actions with respect to outstanding Options as the Committee deems appropriate. These actions may include, but shall not be limited to, accelerating the vesting and payment of Options, releasing restrictions on Options, and accelerating the expiration dates of Options. The effectiveness of such acceleration or release of restrictions shall be conditioned upon the consummation of the applicable Change of Control or Corporate Change.

   (d) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes. The Committee shall make its determinations consistent with Rule 16b-3 and the applicable provisions of the Code.



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13. ADMINISTRATION OF THE PLAN

   (a) The Plan shall be administered by a Committee consisting of two or more outside directors of the Company, who shall be appointed by the Board. The Board may designate the Compensation Committee of the Board, or a subcommittee of the Compensation Committee, to be the Committee for purposes of the Plan. If and to the extent required by Rule 16b-3, all members of the Committee shall be "disinterested persons" as that term is defined in Rule 16b-3, and the Committee shall be comprised solely of two or more "outside directors" as that term is defined for purposes of Code section 162(m). If any member of the Committee fails to qualify as an "outside director" or (to the extent required by Rule 16b-3) a "disinterested person," such person shall immediately cease to be a member of the Committee and shall not take part in future Committee deliberations. The Committee from time to time may appoint members of the Committee and may fill vacancies, however caused, in the Committee.

   (b) The Committee shall have the authority to impose such limitations or conditions upon an Option as the Committee deems appropriate to achieve the objectives of the Option and the Plan. Without limiting the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive an Option, (ii) the number of shares of Company Stock to be covered by each Option, (iii) whether to include a Replacement Feature in an Option and the conditions of any Replacement Feature, (iv) the Fair Market Value of Company
        Stock, (v) the time or times when an Option shall be granted,
        (vi) whether an Option shall become vested over a period of time, according to a performance-based vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Option shall lapse, (viii) whether a Change of Control or Corporate Change exists, (ix) when Options may be exercised, (x) whether to approve a Participant's election with respect to Applicable Withholding Taxes, (xi) conditions relating to the length of time before disposition of Company Stock received in connection with an Option is permitted, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiii) any additional requirements relating to Options that the Committee deems appropriate.



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   (c)  The Committee shall have the power to amend the terms of previously granted Options so long as the terms as amended are consistent with the terms of the Plan. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant's rights under the Option, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Option.

   (d) The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Option agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Option agreement. The interpretation and construction of any provisions of the Plan or an Option agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   (e) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

14. ISSUANCE OF COMPANY STOCK

       The Company shall not be required to issue or deliver any certificate for shares of Company Stock before (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend required to reflect restrictions pursuant to the Plan, and any legend deemed necessary by the Company's counsel to comply with federal or state securities laws. The Company may require a customary written indication of a Participant's investment intent. Until a Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.



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15. RIGHTS UNDER THE PLAN

       Title to and beneficial ownership of all benefits described in the Plan shall at all times remain with the Company. Participation in the Plan and the right to receive payments under the Plan shall not give a Participant any proprietary interest in the Company or any Subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall, for all purposes, be a general creditor of the Company. The interest of a Participant in the Plan cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors.

16. BENEFICIARY

       A Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive any payments under Options of Restricted Stock or Incentive Stock after the Participant's death. If a Participant makes no valid designation, or if the designated beneficiary fails to survive the Participant or otherwise fails to receive the benefits, the Participant's beneficiary shall be the first of the following persons who survives the Participant: (a) the Participant's surviving spouse, (b) the Participant's surviving descendants, per stirpes, or (c) the personal representative of the Participant's estate.

17. NOTICE

       All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Secretary; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.



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18. INTERPRETATION

       The terms of this Plan and Options granted pursuant to the Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his delegate relating to the qualification of Incentive Stock Options under the Code or compliance with Code section 162(m), to the extent applicable, and they are subject to all present and future rulings of the Securities Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Option conflicts with any such regulation or ruling, to the extent applicable, the Committee shall cause the Plan to be amended, and shall modify the Option, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan and/or the Option shall be void and of no effect.



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